CONSENT OF INDEPENDENT ACCOUNTS

We consent to the incorporation by reference in the registration statement report of SLM International, Inc. on Form S-8 (File No. 33-53996) of our report which includes an explanatory paragraph regarding the Company's accounting for the Plan of Reorganisation, dated April 14, 1997, on St-Lawrence Manufacturing Canada Inc. (formerly Buddy L Canada Inc.), on Sport Maska Inc., on #1 Apparel Canada Inc., our reports which include an explanatory paragraph regarding uncertainties as to the ability of the company to continue as a going concern dated April 25, 1996 on St-Lawrence Manufacturing Canada Inc., on Sport Maska Inc., on #1 Apparel Canada Inc. and dated April 14, 1995 on Buddy L Canada Inc., on Sport Maska Inc., on #1 Apparel Canada Inc.

Chartered Accountants

/s/ RAYMOND, CHABOT, MARTIN, PARE
Montreal, Canada
April 14, 1997